FOR IMMEDIATE RELEASE	Contact: James Zeumer Pulte Homes, Inc. Vice President (248) 433-4597 jim.zeumer@pulte.com
PULTE HOMES BOARD APPROVES $100 MILLION INCREASE TO
COMPANY’S STOCK REPURCHASE AUTHORIZATION
Bloomfield Hills, MI, October 26, 2005 — Pulte Homes, Inc. (NYSE: PHM) announced today that its Board of Directors approved a $100 million increase to the Company’s stock repurchase authorization. Shares will be purchased from time-to-time in the open market, depending upon market conditions.
“With this additional authorization, Pulte now has just over $120 million available to repurchase shares,” said Roger A. Cregg, Executive Vice President and CFO. “Given the strength of our operations and of our balance sheet, the Board agreed that this authorization would provide added flexibility when evaluating future investments of capital.”
About Pulte Homes
Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 54 markets and 28 states. In 2004, the company delivered 38,612 homes in the U.S. and generated consolidated revenues of $11.7 billion. During its 55-year history, the company has constructed more than 408,000 homes. In 2005, Pulte Homes received the most awards in the J.D. Power and Associates New Home-Builder Customer Satisfaction Study(sm), marking the sixth-straight year Pulte achieved this distinction among America’s largest homebuilding companies. Pulte operations were highest-ranked in 16 markets and were among the top three in 22 of 27 markets in which it qualified. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta operation is nationally recognized for a proprietary building system that has delivered more than 25,000 “Built Solid” homes in Florida since 1960. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com
###